Exhibit 99.1

5711 S 86th CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
December 20, 2007

CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: ir@infousa.com
Anshoo S. Gupta, infoUSA® Director
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA) regrets to announce that Mr. Anshoo S. Gupta, a member of the Board of Directors of the Company, passed away yesterday. The directors, officers and employees of infoUSA extend their heartfelt condolences to Mr. Gupta’s family and express their gratitude for Mr. Gupta’s service to the Company.
Mr. Gupta joined the Board in April 2005, and was elected by the shareholders this past spring to serve a term expiring in 2010. In addition to his general Board responsibilities, Mr. Gupta was also a valued member of both the Audit and Compensation Committees. Beyond those obligations, Mr. Gupta devoted time to ensure the success of the Company, attending strategy sessions, being present at Company events and making himself available to the management and employees of the Company.
Mr. Gupta possessed a deliberative and thoughtful style that guided the Company through some very prosperous and very turbulent times. His expertise, hard work, and wisdom will be greatly missed.
For more information, contact Stormy Dean at 402-593-4500.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.